Exhibit 21
                              LIST OF SUBSIDIARIES
                      Research Partners International, Inc.



Name of Subsidiary                                Jurisdiction of Incorporation
------------------                                -----------------------------
GKN Securities Corp.                                         New York
Southeast Research Partners, Inc.                            Delaware
Shochet Securities, Inc.                                     Florida
Research Partners International AG                           Switzerland
Dalewood Associates, Inc.                                    New York
GKN Capital Management Corp.                                 New York
GKN Property Management, Inc.                                New Jersey
GKN Realty Corp.                                             New Jersey
RPII Acquisition Corporation                                 New York





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